090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20110737384-96
Ross Miller Secretary of State State of Nevada	Filing Date and Time 10/13/2011 11:22 AM
	Entity Number E0525932007-6

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

NORTH HORIZON, INC.

2. The articles have been amended as follows: (provide article numbers, if available)

1. Name of Corporation: Innovus Pharmaceuticals, Inc.
3. Shares: (number of shares corporation is authorized to issue)
Number of shares with par value: 150,000,000 common stock.
Par value per share: $.001.

In addition on the effective date there will be a reverse split of all the issued and outstanding shares of common stock on the basis of ten shares into one share. Prior to the reverse split there are 13,251,250 shares of common stock issued and outstanding which on the effective date of the reverse stock split will become approximately 1,325,125 shares of common stock. Par value will be $.001 per share.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 8,405,788

4. Effective date and time of filing: (optional) Date: October 18, 2011 Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X Wallace Boyack

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.